                                                                      EXHIBIT 12



           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                   1999         1998
                                                   -----        -----
Earnings:

 Pre-tax income                                     $377         $436

 Add:
  Interest and fixed charges,
   excluding capitalized interest                     94           88

  Portion of rent under long-term
   operating leases representative
   of an interest factor                              49           45

  Amortization of capitalized interest                 1            1

 Less: Undistributed equity in earnings
       of investments accounted for
       under the equity method                         3            3
                                                   -----        -----

 Total earnings available for fixed charges         $518         $567
                                                   -----        -----
Fixed charges:

 Interest and fixed charges                         $ 97         $ 91

 Portion of rent under long-term operating
  leases representative of an interest factor         49           45
                                                   -----        -----

 Total fixed charges                                $146         $136
                                                   -----        -----
Ratio of earnings to fixed charges                  3.55x        4.17x(1)




(1) Earnings for the three months ended March 31, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the three months ended March 31, 1998 would have been 3.68x.